Exhibit 10.25

September 11, 2013

Brian McAndrews

1000 Second Avenue, Suite 3700

Seattle WA 98104

Re:                             Employment Offer

Dear Brian:

On behalf of Pandora Media, Inc. (the “Company”), we are pleased to offer you the position of President and Chief Executive Officer, reporting to the Company’s Board of Directors (the “Board”). This letter agreement sets forth the terms and conditions of your employment with the Company (“Agreement”) if you accept and commence such employment.  Please understand that this offer, if not accepted, will expire on September 11, 2013.

1.                                      Responsibilities; Duties. You are expected to begin work on September 11, 2013 (the “Start Date”).  You will be appointed to the Company’s Board as its Chairman on the Start Date. You are required to faithfully and conscientiously perform your assigned duties and to diligently observe all your obligations to the Company.  Recognizing that you have pre-existing professional obligations to wind down, we understand that you may need to provide part-time services until October 7, 2013. Thereafter, you agree to devote your full business time and efforts, energy and skill to your employment at the Company, and you agree to apply all your skill and experience to the performance of your duties and advancing Company’s interests.  The foregoing shall not preclude you from engaging in civic, charitable or religious activities or, with the prior consent of the Board, from serving on the boards of directors of companies that are not competitors to the Company, as long as the activities do not interfere or conflict with your responsibilities to or your ability to perform your duties hereunder.  Your current status as a member of the board of directors of the companies set forth on Schedule I hereto is expressly permitted so long as it does not create competitive or fiduciary conflicts.  During your employment with the Company, you may not perform services as an employee or consultant of any other competitive organization and you will not assist any other person or organization in competing with the Company or in preparing to engage in competition with the business or proposed business of the Company.  You shall comply with and be bound by Company’s operating policies, procedures, and practices from time to time in effect during your employment.  You agree that upon termination of your employment with the Company for any reason, you will be deemed to have resigned from the Board unless otherwise mutually agreed by both you and the Company.

2.                                      Compensation.  In consideration for rendering services to the Company during the term of your employment and fulfilling your obligations under this Agreement, you will be eligible to receive the benefits set forth in this Agreement.

a.                                Base Salary.  In this exempt full-time position, you will earn an annualized base salary of $500,000 (prorated for any partial pay period that occurs during the term of your employment), subject to applicable tax withholdings.  Your salary will be payable pursuant to the Company’s regular payroll policy.  The Compensation Committee of the Board will review your base salary annually.

b.                                Performance Bonus.  Beginning with the Company’s 2014 fiscal year, you will be eligible to participate in the Company’s bonus or incentive compensation plan that the Company adopts for each fiscal year.  Your target bonus under the Company’s bonus or incentive compensation plan will be 100% of your then current base salary.  The actual bonus amount paid will be determined in the sole and absolute discretion of the Company’s Compensation Committee and will be subject to the terms and conditions of any bonus or incentive compensation plan that the Company adopts each year.  Except for the signing bonus described in Subpart 2.e, below, nothing hereunder shall be construed or interpreted as a guarantee for you to receive any bonuses or incentive compensation.

c.                                 Business Expenses.  The Company shall, upon submission and approval of written statements and bills in accordance with the then regular procedures of the Company, pay or reimburse you for any and all necessary, customary and usual expenses incurred by you while traveling for or on behalf of the Company, and any and all other necessary, customary or usual expenses (including entertainment) incurred by you for or on behalf of the Company in the normal course of business, as determined to be appropriate by the Company.  It is your responsibility to review and comply with the Company’s business expense reimbursement policies.

d.                                Relocation and Legal Expenses.  Your primary work location will be the Company’s headquarters.  As a result, the Company shall pay reasonable and customary expenses for your relocation to California in an aggregate amount not to exceed $75,000.  These include moving expenses for you and your family’s household goods, airfare and lodging expenses for you and your family and, if necessary, commuting and temporary living expenses for you and your family for up to six months.  In addition, the Company will reimburse you for reasonable legal fees incurred in connection with negotiating and reviewing this letter up to a maximum of $25,000.

e.                                 Signing Bonus.  You will receive a signing bonus of $150,000, payable in a lump-sum as soon as practicable (but in no event later than ten (10) business days) following the Start Date, subject to applicable tax withholdings.

3.                                      Employee Benefits.  You will be eligible to participate in any employee benefit plans or programs maintained or established by the Company including, but not limited to, paid time off, group health benefits, life insurance, dental plan, and other benefits made available generally to employees, subject to eligibility requirements and the applicable terms and conditions of the plan or program in question and the determination of any committee administering such plan or program.  You will receive four weeks of paid time off per year to be administered pursuant to the Company’s applicable policy.  The Company shall reimburse you for the cost of monthly reserved underground parking near its office.  You will be asked to sign an Indemnification Agreement with the Company and be subject to the terms and conditions thereof.

4.                                      Severance.  You will be entitled to severance and change in control benefits as provided in the Pandora Media Inc. Executive Severance and Change of Control Policy As of December 7, 2011 (“Severance Policy”), as modified herein, which Severance Policy, as modified below, is incorporated herein.  You will be an “Eligible Officer” under the Severance Policy and be subject to and benefit from the terms and conditions thereof, except as modified below.  For the avoidance of doubt, in the event of any conflict between this Agreement and the Severance Policy, this Agreement shall control.

a.  Section 2. Amendment Or Termination of the Policy and Section 8(c), Exclusive Discretion, shall not apply. Your rights and obligations under the Severance Policy and this Agreement may not be modified unless mutually agreed to by you and the Company in writing.

b.  Section 3. Eligibility For Severance Benefits Under The Policy, Subpart c shall be replaced with the following:

All benefits that an Eligible Officer may be or become entitled to under this Policy will terminate immediately if the Eligible Officer, at any time, materially violates any proprietary information or confidentiality obligation to the Company thereby causing injury to the Company.

c.  Section 4.  Section 4 shall be renamed “Severance Benefits upon Involuntary Termination” and a new subsection (b) is added to Section 4 that reads as follows:

(b)                             In the event that an Eligible Officer incurs a Separation from Service by reason of an Involuntary Termination, a Change of Control is under consideration at the time of the Eligible Officer’s Termination Date, and a Change of Control occurs within 60 days following the Termination Date, the Eligible Officer shall be entitled to the following payments and benefits (which, for the avoidance of doubt, will be in addition to the payments and benefits set forth in Section 4(a)):

(i)                                     a cash payment equal to six (6) times such Eligible Officer’s monthly base salary in effect on the Termination Date, paid in a lump sum within 10 days following the later of the effectiveness of the Release and the date of the Change of Control; provided that if a payment that is subject to execution of the Release could be made in more than one taxable year, payment shall be made in the later taxable year;

(ii)                                  a cash payment equal to the Eligible Officer’s annual target bonus prorated to the Termination Date, reduced by the amount, if any, that has actually been paid prior to the Change of Control under Section 4(a)(ii), paid in a lump sum within 10 days following the later of the effectiveness of the Release and the date of the Change of Control; provided that if a payment that is subject to execution of the Release could be made in more than one taxable year, payment shall be made in the later taxable year; provided further that the amount of such payment and any payment under Section 4(a)(ii) shall not, in the aggregate, exceed the Eligible Officer’s annual target bonus prorated to the Termination Date; and

(iii)                               accelerated vesting, effective on the later of the effective date of the Release and immediately prior to the Change of Control, of all outstanding Equity Awards held by the Eligible Officer as of the Termination Date.

d.  Section 6. Definitions, Subpart (ii) shall be replaced with the following:

“Cause” means the occurrence of any of the following events: (i) your willful failure to substantially perform your duties or follow the reasonable and lawful instructions of the Board; provided, that you will be allowed to cure any such failure within thirty (30) days of delivery to you by the Board of a written demand for performance, which will specifically identify the manner in which the Board believes that you have not substantially performed your duties; (ii) your intentional misconduct, or gross negligence in performing your duties that materially injures the Company, monetarily or otherwise; (iii) your conviction of, or pleading guilty or nolo contendere to, any felony; or (iv) your material breach of this or any other agreement with the Company, which, if curable, is not cured within thirty (30) days of delivery to you by the Board of written notice explaining your presumed breach in reasonable detail.

e.  Section 6. Definitions, Subpart (iii) shall be replaced with the following:

“Good Reason” means your resignation from employment after the occurrence of one of the following events without your written consent: (A) a material reduction of your base salary which is not part of a broad cost-cutting effort; for the avoidance of doubt, the reduction of your base salary by more than ten percent (10%) in any twelve (12) month period shall be deemed a material reduction for purposes of this clause (A); (B) any requirement that you engage in any illegal or unethical conduct, after you have given the Company 30 days’ notice and opportunity to cure; (C) any material breach by the Company of this Agreement or any other material service agreement between you and the Company, in each case which you have notified the Board in writing; (D) a relocation of your principal place of employment by more than fifty (50) miles; or (E) a material reduction in your duties and responsibilities; provided that in any event, you notify the Company of the event constituting Good Reason within 90 days and give the Company 30 days to cure (to the extent capable of cure), and then you resign within 30 days thereafter.  The parties intend that a resignation for Good Reason will be treated as an “involuntary separation from service” in accordance with Treasury Regulation Section 1.409A-1(n)(2)(i), and the Company covenants and agrees to treat any such resignation in a manner consistent with such intention.

f. Section 7(b) Section 409A. A new subsection (vi) is added to Section 7(b) that reads as follows:

In the event accelerated vesting of Company RSUs (or any other equity-based awards that are structured to qualify for the short-term deferral exception described in Treasury Regulation Section 1.409A-1(b)(4)) is subject to execution of the Release and settlement of such equity-based awards could be made in more than one taxable year, settlement shall be made in the later taxable year; provided that, in no event, shall settlement of such awards occur later than two and one-half months following the calendar year in which the Termination Date occurs.  For the avoidance of doubt, upon any Involuntary Termination or Change of Control Termination, any unvested Equity Awards shall cease vesting immediately on the Termination Date but shall not terminate until the date on which it is determined whether the Eligible Officer is eligible to receive accelerated vesting hereunder; provided that, following an Involuntary Termination, if a Change of Control does not occur within 60 days following the Termination Date, any remaining unvested Equity Awards that did not accelerate as a result of such Involuntary Termination shall terminate immediately.

5.                                      Equity Grants.  In connection with the commencement of your employment, you will receive the following equity grants subject to the terms of the Company’s equity plan:

a.                                      Stock options (the “Options”) to purchase 1,500,000 shares of the Company’s common stock with an exercise price equal to the fair market value on the date of the grant.  The Options will vest and become exercisable over a total of five years at the rate of 20% of the total number of shares on the twelve (12) month anniversary of your Start Date and 1/60th of the total number of shares each month thereafter, subject to your continued service with the Company on each such vesting date.  The Options and any other stock options granted to you by the Company will include a 12-month post-termination exercise period (but in no event beyond the maximum expiration date of the option) in the event your continued service with the Company terminates for any reason.

b.                                      Restricted stock units (the “RSUs”) representing the right to receive an aggregate of 500,000 shares of the Company’s common stock, of which (i) 400,000 RSUs will vest in five equal annual installments on each August 15 starting in 2014 through 2018 and (ii) 100,000 RSUs will vest in four equal annual installments on each August 15 starting in 2014 through 2017; provided that any vesting will be subject to your continued service with the Company on each such vesting date.

6.                                      At-Will Employment.  Your employment with the Company will be on an “at will” basis, meaning that either you or the Company may terminate your employment at any time without notice and for any reason or no reason, without further obligation or liability.  Further, your continued employment as well as your participation in any benefit programs does not assure you of continuing employment with the Company.  The Company also reserves the right to modify or amend the terms of its employee benefit plans at any time for any reason.  This policy of at-will employment is the entire agreement as to the duration of your employment.

7.                                      Pre-employment Conditions.

a.                                      Confidentiality Agreement.  Your acceptance of this offer and commencement of employment with the Company is contingent upon the execution, and delivery to an officer of the Company, of the Company’s Confidential Information and Invention Assignment Agreement, a copy of which is enclosed for your review and execution (the “Confidentiality Agreement”), prior to or on your Start Date.

b.                                      Right to Work.  For purposes of federal immigration law, you will be required to provide to the Company documentary evidence of your identity and eligibility for employment in the United States.  Such documentation must be provided to us no later than your Start Date, or our employment relationship with you may be terminated.

8.                                      No Conflicting Obligations. You understand and agree that by accepting this offer of employment, you represent to the Company that performance of your duties to the Company and the terms of this Agreement and the Confidentiality Agreement will not breach any other agreement (written or oral) to which you are a party (including without limitation, current or past employers) and that you have not, and will not during the term of your employment with the Company, enter into any oral or written agreement which may result in a conflict of interest or may otherwise be in conflict with any of the provisions of this Agreement, the Confidentiality Agreement or the Company’s policies.  You are not to bring with you to the Company, or use or disclose to any person associated with the Company, any confidential or proprietary information belonging to any former employer or other person or entity with respect to which you owe an obligation of confidentiality under any agreement or otherwise.  The Company does not need and will not use such information.  Also, we expect you to abide by any obligations to refrain from soliciting any person employed by or otherwise associated with any former employer and suggest that you refrain from having any contact with such persons until such time as any non-solicitation obligation expires.  To the extent that you are bound by any such obligations, you must inform the Company immediately prior to accepting this Agreement.

9.                                      General Obligations.  As an employee, you will be expected to adhere to the Company’s standards of professionalism, loyalty, integrity, honesty, reliability and respect for all.  Please note that the Company is an equal opportunity employer.  The Company does not permit, and will not tolerate, the unlawful discrimination or harassment of any employees, consultants, or related third parties on the basis of sex, race, color, religion, age, national origin or ancestry, marital status, veteran status, mental or physical disability or medical condition, sexual orientation, pregnancy, childbirth or related medical condition, or any other status protected by applicable law.  Any questions regarding this EEO statement should be directed to

Human Resources.

10.                               Termination Obligations.

a.                                      You agree that all property, including, without limitation, all equipment, proprietary information, documents, books, records, reports, notes, contracts, lists, computer disks (and other computer-generated files and data), and copies thereof, created on any medium and furnished to, obtained by, or prepared by you in the course of or incident to your employment, belongs to the Company and shall be returned to the Company promptly upon any termination of your employment, or sooner if so requested by the Company.

b.                                      Upon your termination of your employment with the Company for any reason, if applicable, you will resign in writing (or be deemed to have resigned) from all other offices and directorships then held with the Company or any affiliate of the Company, unless otherwise agreed with the Company.

11.                               Miscellaneous Terms.

a.                                      Entire Agreement. This Agreement, together with the Severance Policy, as modified herein, your Indemnification Agreement, Attachment A (the Confidentiality Agreement), set forth the entire terms of your employment with the Company (other than the equity plan and applicable form of award agreements) and supersede any prior representations or agreements, whether written or oral.

b.                                      Governing Law. This Agreement will be governed by the laws of California, without regard to its conflict of laws provisions.  This Agreement may not be modified or amended except by a written agreement, signed by an authorized representative of the Company.

c.                                       Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which shall together constitute one and the same instrument.

d.                                      Severability. Nothing contained in this Agreement shall be construed as requiring the commission of any act contrary to law, and wherever there is any conflict between any provision of this Agreement and any present or future statute, law, ordinance or regulation contrary to which the parties have no legal right to contract, the latter shall prevail, but in such event, any provision of this Agreement thus affected shall be curtailed and limited only to the extent necessary to bring it within the requirements of the law.  In the event that any part, article, paragraph or clause of this Agreement shall be held to be indefinite or invalid, the entire Agreement shall not fail on account thereof, and the balance of the Agreement shall continue in full force and effect.

e.                                       Waiver and Amendment.  Failure or delay of either party to insist upon compliance with any provision hereof will not operate as, and is not to be construed as, a waiver or amendment of such provision or the right of the aggrieved party to insist upon compliance with such provision or to take remedial steps to recover damages or other relief for noncompliance.  Any express waiver of any provision of this Agreement will not operate and is not to be construed as a waiver of any subsequent breach, whether occurring under similar or dissimilar circumstances.  No provision of this Agreement may be amended or waived, unless such amendment or waiver is agreed to in writing, signed by you and by a duly authorized representative of the Board.

f.                                        Section 409A.  The parties intend that this Agreement and the payments and other benefits provided hereunder be exempt from the requirements of Section 409A of the Internal Revenue Code of 1986 and all regulations, rulings, and other guidance issued thereunder, all as amended and in effect from time to time (“Section 409A”) to the maximum extent possible, whether pursuant to the short-term deferral exception described in Treasury Regulation Section 1.409A-1(b)(4) or otherwise.  To the extent Section 409A is applicable to this Agreement (and such payments and benefits), the parties intend that this Agreement and such payments and benefits comply with Section 409A.  Notwithstanding any other provision of this Agreement to the contrary, this Agreement shall be interpreted, operated, and administered in a manner consistent with such intentions.  Without limiting the generality of the foregoing, to the extent any expense reimbursement or the provision of any in-kind benefit under this Agreement is determined to be subject to Section 409A, the amount of any such expense eligible for reimbursement, or the provision of any in-kind benefit, in one calendar year shall not affect the expenses eligible for reimbursement in any other taxable year, in no event shall any expenses be reimbursed after the last day of the calendar year following the calendar year in which you incurred the expenses, and in no event shall any right to reimbursement or the provision of any in-kind benefit be subject to liquidation or exchange for another benefit.

We are all delighted to be able to extend you this offer and look forward to working with you.  To indicate your acceptance of the Company’s offer, please sign and date this Agreement in the space provided below and return it to me, along with a signed and dated original copy of the Confidentiality Agreement, prior to the expiration date specified in the opening paragraph of this Agreement.

Very truly yours,

PANDORA MEDIA, INC.

By:	/s/ Delida Costin
Name: Delida Costin
Title: General Counsel

ACCEPTED AND AGREED:

I have read this offer and agree to accept employment with Company under the terms set forth in this Agreement.

Brian McAndrews

/s/ Brian McAndrews
Signature

September 11, 2013
Date

Schedule I

List of Approved Board Memberships

GrubHub Seamless

The New York Times Co.

AppNexus (Board membership approved through a transition period to end no later than October 7, 2014.  Limited, non-board advisory service approved thereafter.)

Attachment A

Confidential Information and Invention Assignment Agreement